Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
July 15, 2009	Investor Contact:	Douglas I. Payne
(276) 627-2157
	Media Contact:	Karen McNeill
(336) 884-8700
STANLEY FURNITURE ANNOUNCES
SECOND QUARTER 2009 OPERATING RESULTS
STANLEYTOWN, VA, July 15, 2009/Businesswire/ — Stanley Furniture Company, Inc. (Nasdaq-NGS: STLY) today reported sales and earnings for the second quarter of 2009.
Net sales of $42.3 million declined 28.4% from the second quarter of 2008. Loss per share of $.29 compares to a loss per share of $.01 in the prior year quarter.
For the first half of 2009, net sales of $82.1 million decreased 32.5% from the comparable prior year period. Loss per share of $.52 for the first half of 2009 compares to earnings of $.09 per share in the first half of 2008. The first half of 2009 and 2008 include restructuring charges of $.01 and $.02 per share, respectively.
Year-to-date operating loss was $7.2 million, compared to operating income of $3.0 million for the first half of 2008. The decrease in operating income is primarily due to lower sales and production levels. The operating loss increased in the second quarter compared to the first quarter primarily due to plant inefficiencies, higher selling discounts and increased factory overhead variances due to lower production levels.
The Company also announced today plans to consolidate its Lexington, NC warehouse operation into other Company owned warehouse space, primarily at the Robbinsville, NC facility. The transition is expected to be completed by the end of 2009 and is expected to improve annual operating income by approximately $1.3 million starting in 2010. The Company anticipates recording accelerated depreciation of approximately $1.7 million over the next two quarters. The 28 associates at the Lexington, NC warehouse will be eligible for positions in Robbinsville, NC or Stanleytown, VA.
Cash on hand amounted to $40.7 million and total debt equaled $27.9 million at June 27, 2009. Working capital, excluding cash and current maturities of long-term debt, decreased to $51.3 million at June 27, 2009 compared to $57.3 million at the end of the year-ago quarter and $54.5 million at December 31, 2008. The lower working capital is primarily due to reductions in accounts receivable and inventories in response to lower sales.

The Company expects to receive approximately $6 million to $7 million in the fourth quarter of 2009 from Continued Dumping and Subsidy Offset Act payments from the antidumping order covering Wooden Bedroom Furniture imported from China into the U.S. market. This estimate is based upon recent disclosures made by U.S. Customs and Border Protection as to the amount of funds available for distribution and assumes the Company’s percentage allocation remains the same as last year.
“Given the sequential improvement in sales in the second quarter compared to the first quarter of this year and a stable order rate for the past few months, we are seeing signs that sales levels may have reached a bottom,” explained Stanley Furniture’s Chairman and CEO Albert L. Prillaman. “However, we see no indication of any sustained upturn”.
Other Information
All earnings per share amounts are on a diluted basis.
Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Its common stock is traded on the Nasdaq stock market under the symbol STLY.
Conference Call Details
The Company will host a conference call Thursday morning, July 16, 2009 at 9:00 a.m. Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through July 23, 2009) is (877) 660-6853, the account reference number is 275 and the conference number is 325558.
Forward-Looking Statements
Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, business failures or loss of large customers, competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or other countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental, health, and safety compliance costs, and extended business interruption at manufacturing facilities. In addition, we have made certain forward looking statements with respect to payments we expect to receive under the Continued Dumping and Subsidy Offset Act, which are subject to the risk and uncertainty that the assumptions described in our discussion of those payments change (as well as risks and uncertainties arising from various legal and administrative processes that may reduce, eliminate or delay those payments) that may cause the actual payments to differ materially from those in the forward looking statements. Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Net sales	$42,326	$59,148	$82,090	$121,682

Cost of sales	38,751	49,187	73,773	100,901

Gross profit	3,575	9,961	8,317	20,781

Selling, general and administrative expenses	7,653	8,982	15,470	17,752

Operating income (loss)	(4,078)	979	(7,153)	3,029

Other income, net	43	165	88	237
Interest income	6	153	41	357
Interest expense	907	930	1,856	1,849

Income (loss) before income taxes	(4,936)	367	(8,880)	1,774

Income taxes (benefit)	(1,913)	435	(3,481)	794

Net income (loss)	$(3,023)	$(68)	$(5,399)	$980

Diluted earnings (loss) per share	$(0.29)	$(0.01)	$(0.52)	$0.09

Weighted average number of shares	10,332	10,332	10,332	10,334

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	June 27,	June 28,	Dec 31,
	2009	2008	2008

Assets
Current assets:
Cash	$40,715	$33,894	$44,013
Accounts receivable, net	19,850	25,917	21,873
Inventories	41,191	51,116	47,344
Prepaid expenses and other current assets	5,773	1,380	3,758
Deferred income taxes	3,895	3,426	3,906

Total current assets	111,424	115,733	120,894

Property, plant and equipment, net	34,284	41,637	35,445
Goodwill	9,072	9,072	9,072
Other assets	1,468	1,520	460

Total assets	$156,248	$167,962	$165,871

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$1,429	$1,429	$1,429
Accounts payable	9,586	12,431	11,236
Accrued expenses	9,869	12,106	11,170

Total current liabilities	20,884	25,966	23,835

Long-term debt	26,428	27,857	27,857
Deferred income taxes	2,472	3,646	2,778
Other long-term liabilities	8,218	8,283	8,293

Stockholders’ equity	98,246	102,210	103,108

Total liabilities and stockholders’ equity	$156,248	$167,962	$165,871

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 27,	June 28,
	2009	2008
Cash flows from operating activities:
Cash received from customers	$83,912	$121,163
Cash paid to suppliers and employees	(82,979)	(110,287)
Interest paid	(2,729)	(2,291)
Income taxes paid	(2,463)	(3,810)

Net cash provided (used) by operating activities	(4,259)	4,775

Cash flows from investing activities:
Capital expenditures	(637)	(584)
Purchase of other assets	(23)
Proceeds from sale of assets	1,303

Net cash provided (used) by investing activities	643	(584)

Cash flows from financing activities:
Repayment of senior notes	(1,429)	(1,429)
Dividends paid		(2,066)
Proceeds from insurance policy loans	1,651	1,550
Other, net	96

Net cash provided (used) by financing activities	318	(1,945)

Net increase (decrease) in cash	(3,298)	2,246
Cash at beginning of period	44,013	31,648

Cash at end of period	$40,715	$33,894

Reconciliation of net income (loss) to net cash provided (used) by operating activities:
Net income (loss)	$(5,399)	$980

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,194	2,869
Deferred income taxes	(295)	(1,223)
Stock-based compensation	493	368
Changes in working capital	(290)	2,645
Other assets	(887)	(784)
Other long-term liabilities	(75)	(80)

Net cash provided (used) by operating activities	$(4,259)	$4,775